Exhibit 99.1

CONTACT:

Patrick D. Spangler, CFO

ev3 Inc.

4600 Nathan Lane North

Plymouth, Minnesota  55442-2920

(763) 398-7000

pspangler@ev3.net

ev3 Inc. Reports Third Quarter Net Sales

Net Sales Grow by 70% Compared to Year-Ago Period

Plymouth, MN – October 5, 2005 – ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, reported today net sales results for its fiscal third quarter ended October 2, 2005.

ev3’s net sales in the third quarter of 2005 were $33.5 million, an increase of 70% versus net sales of $19.7 million in the third quarter of 2004, and an increase of 21% and 6% compared to net sales of $27.7 million and $31.5 million in the first and second quarters of 2005, respectively.  This growth was generated internally and reflected net sales growth in each of ev3’s reportable business segments and geographic markets.  By segment, ev3’s third quarter net sales of cardio peripheral products were $19.8 million, representing an increase of 65% versus the year-ago quarter, and net sales of neurovascular products were $13.7 million, representing an increase of 80% versus the year-ago quarter.  On a geographic basis, ev3’s third quarter United States net sales were $19.1 million, representing an increase of 87% versus the year-ago quarter, and third quarter international net sales were $14.4 million, representing an increase of 52% versus the year-ago quarter.  Reported net sales for ev3 include the consolidated net sales of the company’s majority-owned subsidiary, Micro Therapeutics, Inc. (NASDAQ:  MTIX), an endovascular device company focused on neurovascular disorders of the brain associated with stroke.

For the nine months ended October 2, 2005, ev3’s net sales were $92.7 million, an increase of 52% compared to net sales in the first nine months of 2004.  Sales growth in the first nine months of 2005 also was generated internally and reflected net sales growth in each of ev3’s reportable business segments and geographic markets.

ev3 will be providing full financial results for its third fiscal quarter and updated guidance during the company’s quarterly conference call expected to be held at the end of the month. ev3 currently anticipates that its updated net sales guidance will be within the company’s previously communicated range of $130-$137 million for the year 2005.

ev3 Inc. is a global medical device company focused on endovascular technologies for the minimally invasive treatment of vascular diseases and disorders.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties relate, but are not limited, to, in no particular order:  product demand and market acceptance, the impact of competitive products and pricing, and success of clinical testing.  More detailed information on these and additional factors which could affect ev3 Inc.’s operating and financial results are described in the company’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended July 3, 2005.  ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces.  Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.